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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT, dated October 6, 1998 (the "Employment Agreement"), by and between The Street.Com, Inc., a Delaware corporation (the "Company"), and Kevin English ("English").

                  WHEREAS, the Company desires that English enter into this Em-ployment Agreement with it, and English desires to enter into this Employment Agreement, on the terms and conditions set forth herein.

                  NOW THEREFORE, the parties hereto agree as follows:

                  Section 1.  Duties; Term.

                  (a) The Company hereby appoints English, and English hereby accepts the appointment, to serve the Company in the position of Chief Executive Officer and to perform such duties, functions and responsibilities as are generally incident to such position, for a period commencing on October 19, 1998 (the "Start Date") and ending on September 30, 2001, unless terminated in accordance with Section 4 hereof, and shall be extended automatically on September 30, 2001 and on each September 30 thereafter (each an "Extension Date') for an additional one-year period unless the Company or the Employee gives notice to the other party hereto not less than ninety (90) days prior to the Extension Date of his or its election not to extend the Employment Period (as hereinafter defined), in which event the Employment Period shall terminate on such Extension Date. Such period of employment, as may be extended on an Extension Date or earlier terminated pursuant to Section 4, shall be referred to in this Agreement as the "Employment Period". English agrees to perform faithfully the duties assigned to him pursuant to this Employment Agree ment to the best of his abilities and to devote substantially all of his business time and attention to the Company's business.

                  (b) In the event that English continues in the full-time employ of the Company after the end of the Employment Period (it being expressly understood and agreed that the Company does not now, nor hereafter shall have, any obligation to continue English in its employ whether or not on a full-time basis, after said Employment Period ends), then, unless otherwise expressly agreed to by English and the Company in writing, English's continued employment by the Company shall, notwithstanding anything to the contrary expressed or implied herein, be terminable


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by the Company at will, but shall in all other respects be subject to the terms and conditions of this Agreement.

                  (c) English shall also be appointed to serve as a member of the Company's Board of Directors on or about the Start Date.

                  Section 2.  Compensation.

                  (a) Salary. As compensation for the services rendered to the Company by English pursuant to Section I hereof, the Company shall pay to English an annual salary of $350,000, payable in accordance with the Company's standard payroll policies, which salary will be reviewed annually and subject to increase (but not decrease) by the Compensation Committee (the "Compensation Committee") of the Board of Directors (said amount, together with any increases thereto as may be determined from time to time under this Section 2(a), being referred to as "Salary").

                  (b) Bonuses. In addition to the amounts set forth in Sections 2(a) and 2(b) above, English shall be eligible to receive from the Company the following bonus compensation:

                  (i) A bonus of $25,000 payable at the Company's first regularly scheduled payroll date following the date of this Agreement; and

                  (ii) additional bonus compensation of up to $100,000 (the "Maximum Bonus") in respect of each full fiscal year occurring during the Employment Period, to be earned in quarterly increments of up to $25,000 each, upon achievement of quarterly and annual objectives mutually determined by English and the Compensation Committee of the Board of Directors (collectively, "Performance Bonuses"), and structured so that a Performance Bonus not earned in a specific fiscal quarter can be earned in a subsequent fiscal quarter. Each Performance Bonus, if any, shall be paid within 30 days following the end of the fiscal quarter of the Company in which such Performance Bonus shall have been earned.


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English may also be eligible for additional bonus compensation in excess of the
Maximum Bonus, in the sole discretion of the Compensation Committee.

                  Nothing contained herein, however, and no action taken in respect of any Performance Bonus (or otherwise in respect of this Section 2(b)) shall create or be construed to create at trust of any kind. English's right to receive any Performance Bonuses pursuant to this Section 2(b) shall be no greater than the right of an unsecured general creditor of the Company to receive payment from the Company. Any Performance Bonuses paid under this
Section 2(b) shall be paid from the general funds of the Company, and no special or separate fund shall be established, and no segregation of assets shall be made, to assure payment of any Performance Bonuses hereunder.

                  (c) Options. In addition to the foregoing compensation, the Company and English are entering into an Option Agreement in the form of Exhibit A hereto, the terms of which are incorporated herein by reference.

                  Section 3.  Benefits, Expense Reimbursement.

                  During the Employment Period, English shall participate in any vacation, group insurance, accident, sickness and hospitalization insurance, and any other employee benefit plans of the Company in effect during the Employment Period and available to the Company's executive officers, and English shall have the right to reimbursement, upon proper accounting, of reasonable expenses and disbursements incurred by him in the course of his duties hereunder. In addition, during the Employment Period, the Company will provide English with the following additional benefits (the "Special Benefits"):

                  (a) exclusive use of a one-bedroom apartment within walking distance to the Company's current headquarters with a monthly rent of approximately $2,500 per month (and, until such apartment shall be procured by the Company, the Company shall provide English with short-term housing within walking distance to the Company's current headquarters);

                  (b) monthly parking in reasonable proximity to the apartment maintained by the Company for English's use;

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                  (c) term life insurance in the amount of $500,000 on the life of English, with English's spouse as the named beneficiary; and

                  (d) disability insurance paying benefits to English of not less than $180,000 per annum (subject to availability).

                  Section 4.  Employment Termination.

                  (a) The Employment Period shall be terminated upon the occur-rence of any of the following:.

                  (i)      death of English;

                  (ii) termination of English's employment hereunder by English voluntarily at any time for any reason whatsoever (including, without limitation, resignation or retirement), other than a termination for Good Reason (as defined below);

                  (iii) termination of English's employment by the Company because of English's Disability (as defined below);

                  (iv) termination of English's employment hereunder by the Company at any time for Cause (as defined below), such termination to take effect upon not less than seven (7) days' advance written notice by the Company to English;

                  (v) termination of English's employment hereunder at any time prior to the expiration of the Employment
                           Period (A) by the Company, other than termination by reason of Disability as contemplated by clause (iii) above, termination by the Company for Cause as contemplated by clause (iv) above or termination by reason of liquidation, dissolution or shutdown of the business then conducted by the Company as contemplated by clause (vi) below, or (B) by English for Good Reason, provided, however, that English shall have provided the Company written notice of his desire to terminate for Good Reason under this clause (v)(B) within thirty (30) days following the occurrence of the event constituting Good Reason, such termi-

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                           nation to take effect upon not less than thirty (30)
                           days' advance written notice by English to the Company; or

                  (vi) termination of English's employment hereunder by reason of the liquidation or dissolution of the Company or other shutdown of the business then conducted by the Company other than as a result of a Change of Control (as hereinafter defined).

                  The following actions, failures or events by or affecting English shall constitute Cause for termination within the meaning of clause (iv) above: (i) English's willful misconduct or gross negligence in the performance of his obligations under this Employment Agreement or as an officer of the Company, (ii) dishonesty or misappropriation by English relating to the Company or any of its funds, properties, opportunities or other assets, (iii) inexcusable repeated or prolonged absence from work by English, (iv) the commission by English of an act of fraud or embez zlement, (v) any intentional or grossly negligent unauthorized disclosure by English of confidential or proprietary information of the Company, (vi) a conviction of English (including entry of a guilty or nolo contendre plea) of a crime involving fraud, dishonesty or moral turpitude or a felony or (vii) the failure by English to perform faithfully the material duties of his office or the material duties which are otherwise assigned to him or other material breach by English of this Employment Agreement and such failure or breach is not cured by English within thirty days after written notice thereof from the Company to English, provided, however, that any breach of the provisions of Sections 5 and 6 of this Agreement shall be deemed to be a material breach of this Agreement and shall not be subject to a right of cure.

                  For purposes of this Employment Agreement, "Disability" shall mean physical or mental capacity of a nature which prevents English, in the good faith judgment of the Company's Board of Directors, from performing his duties under this Employment Agreement for a period of 90 consecutive days or 150 days during any year with each year under this Employment Agreement commencing on each anniversary of the date hereof.

                  The following events affecting English shall constitute "Good Reason" within the meaning of clause (v)(B) above: (i) if English, at any time during the Employment Period (except during a period of Disability), has suffered a material change or diminution in duties and responsibilities from those contemplated under Section l (a) above, (ii) if the Compensation Committee shall at any time during the

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Employment Period reduce the compensation or any of the Special Benefits to which English is entitled under this Agreement, (iii) if the Company shall consummate a sale of all or substantially all of its assets to a third party (other than in connection with a plan of liquidation, winding up or dissolution of the Company) and such third party shall not assume the obligations of the Company under this Agreement or (iv) if English shall be relocated by the Company or a successor thereto to a location more than fifty (50) miles from either the Company's current headquarters or Weston, Connecticut.

                  For purposes of this Employment Agreement, a "Change of Control" shall mean the happening of any of the following:

                  (A) the acquisition by any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than the Company and its subsidiaries as determined immediately prior to that date) of beneficial ownership, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange
                           Act), of a majority of the total combined voting power of all classes of stock of the Company having the right under ordinary circumstances to vote at an election of the Board of Directors of the Company, if such person or group deemed a person was not a beneficial owner of at least five percent (5%) of such total combined voting power of the Company on the date of this Agreement;

                  (B) the election to the Board of Directors of the Company of members as a result of which a majority of the Board of Directors shall consist of persons who are not members of the Board of Directors as of the Start Date (including English as a member of the Board of Directors as of the Start Date);

                  (C) the date of approval by the stockholders of the Company of an agreement providing for the merger or consolidation of the Company with another corporation or other entity where (x) stockholders of the Company immediately prior to such merger or consolidation would not beneficially own following such merger or consolidation shares entitling such

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                           stockholders to 50% or more of all votes (without
                           consolidation of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the surviving corporation would be entitled in the election of directors, or (y) where the members of the Board of Directors, immediately prior to such merger or consolidation, would not, immediately after such merger or consolidation, constitute a majority of the board of directors of the surviving corporation; or

                  (D) the sale of all or substantially all of the assets of the Company (other than in connection with a plan of liquidation, winding up or dissolution of the Company).

                  (b) If English's employment with the Company hereunder is terminated by the Company for Cause or by English pursuant to clause (a)(ii) above at any time during the Employment Period, the Company shall promptly pay to English his Salary, any Performance Bonus earned through the most recently ended fiscal quarter that remains unpaid through the effective date of such notice, and other benefits accrued through the effective date of such notice, and English shall not be entitled to any other compensation or benefits from the Company under this Employment Agreement.

                  (c) If English's employment with the Company hereunder is terminated due to English's death, English's Disability or the liquidation or dissolution of the Company or other shutdown of the business then conducted by the Company (other than a Change of Control), the Company shall promptly pay to English or, in the case of his death, his estate, his Salary, any Performance Bonus earned through the most recently ended fiscal quarter that remains unpaid at the date of termination, and other benefits accrued through the end of the month in which such death, Disability, liquidation, dissolution or shutdown occurred, and English shall not be entitled to any other compensation or benefits from the Company under this Employment Agreement.

                  (d) In the event that English's employment with the Company hereunder is terminated by the Company pursuant to clause (a)(v)(A) above or by English for Good Reason pursuant to clause (a)(v)(B) above at any time during the Employment Period, then the Company shall pay to English (i) his Salary, any

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Performance Bonus earned through the most recently ended fiscal quarter that remains unpaid at the effective date of such notice and other benefits accrued through the effective date of such notice and (ii) so long as English shall not have breached the provisions of Sections 5 or 6 of this Agreement, the Company shall pay to English, as severance pay or liquidated damages or both, the amount of Salary, if any, which English would have otherwise been entitled to receive pursuant to Section 2(a) above for a period of one year following the date of termination, calculated at the rate at which English had been entitled to receive such Salary as of the date of termination, payable at regular intervals in accordance with the Company's payroll practices.

                  (e) Upon the termination of this Employment Agreement pursuant to Section 4 hereof, the Company shall have no further obligations under this Employment Agreement; provided, however, that Sections 5 though 17 hereof shall survive and remain in full force and effect.

                  Section 5.  Covenant Not to Compete.

                  (a) English hereby agrees that, during the period from the date hereof through the end of the first year after the cessation of English's employment with the Company hereunder, he will not (x) carry on or engage in the business of providing original editorial financial news content over the Internet (a "Competitive Business"), (y) become a stockholder of a corporation or a member of a partnership, limited liability company or any other Person (as defined below), act as a consultant to any of the foregoing or provide assistance to any enterprise, in each case which carries on or engages in a Competitive Business; provided, however, that, notwithstanding the foregoing,
(i) English shall be permitted to carry on, engage in, become a stockholder or member of, act as a consultant to or provide assistance to an enterprise that devotes less than twenty percent (20%) of its resources on a consolidated basis to developing a Competitive Business or generates less than 20% of its revenues or earnings from a Competitive Business, so long as in either case English does not serve as an employee, consultant, principal, officer or director of the unit or subdivision of such enterprise that is engaged in the Competitive Business, and (ii) English may own less than three percent of the outstanding shares of stock of any corporation whose shares are publicly traded on a United States national securities exchange, the Nasdaq Stock Market or any over-the-counter public securities market or (z) directly or indirectly solicit for employment, or advise or

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recommend to any other person that they employ or solicit for employment, any employee of the Company.

                  (b) The parties acknowledge that the restrictions contained in Sections 5(a) and 6 hereof are a reasonable and necessary protection of the immediate interests of the Company, and any violation of these restrictions would cause substantial injury to the Company and that the Company would not have entered into this Employment Agreement, without receiving the additional consideration offered by English in binding himself to any of these restrictions. In the event of a breach or threatened breach by English of any of these restrictions, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining English from such breach or threatened breach; provided, however, that the right to apply for an injunction shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach. In the event that, notwithstanding the foregoing, a covenant included in this Section 5 shall be deemed by any court to be unreasonably broad in any respect, it shall be modified in order to make it reasonable and shall be enforce accordingly. If any one or more of the provision of this Section 5 shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Section 5 shall not be affected thereby.

                  Section 6.  Confidentiality; Intellectual Property.

                  (a) Except as otherwise provided in this Employment Agreement, at all times during and after me Employment Period, English shall keep secret and retain in strictest confidence, any and all confidential information relating to the Company, and shall use such confidential information only in furtherance of the performance by him of his duties to the Company and not for personal benefit or the benefit of any interest adverse to the Company's interests. For purposes of this Agreement, "confidential information" shall mean any information including without limitation plans, specifications, models, samples, data, customer lists and customer information, computer programs and documentation, and other technical and/or business information, in whatever form, tangible or intangible, that can be communicated by whatever means available at such time, that relates to the Company's current business or future business contemplated during the Employment Period, products, services and development; or information received from others that the Company is obligated to treat as confidential or proprietary (provided that such confidential information shall not include any information that (a) has become

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generally available to the public other than as a result of a disclosure by
English, or (b) was available to or became known to English prior to the disclosure of such information on a non-confidential basis without breach of any duty of confidentiality from any party to the Company), and English shall not disclose such confidential information to any Person other than the Company, except as may be required by law or court or administrative order (in which event English shall so notify the other party hereto as promptly as practicable). Upon termination of the Employment Period for any reason, English shall return to the Company all copies, reproductions and summaries of confidential information in his possession and erase the same from all media in his possession, and, if the Company so requests, shall certify in writing that he has done so. All confidential information is and shall remain the property of the Company (or, in the case of information that the Company receives from a third party which it is obligated to treat as confidential, then the property of such third party).

                  (b) All Intellectual Property (as hereinafter defined) and Technology (as hereinafter defined) created, developed, obtained or conceived of by English during the Employment Period, and all business opportunities presented to English during the Employment Period, shall be owned by and belong exclusively to the Company, proved that they reasonably relate to any of the business of the Company as at the date of such creation, development, obtaining or conception, and English shall (i) promptly disclose any such Intellectual Property, Technology or business opportunity to the Company, and (ii) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such Intellectual Property, Technology or business opportunity. For purposes of this Employment Agreement, (x) the term "Intellectual Property" means and includes any and all trademarks, trade names, service marks, service names, patents, copyrights, and applications therefor, and (y) the term "Technology" means and includes any and all trade secrets, proprietary information, invention, discoveries, know-how, formulae, processes and procedures.

                  Section 7.  No Third Party Beneficiary.

                  This Employment Agreement is not intended and shall not be construed to confer any rights or remedies hereunder upon any Person, other than the parties hereto or their permitted assigns. "Person" shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, association, trust or other unincorporated organization or entity.

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                  Section 8.  Notices.

                  Unless otherwise provided herein, any notice, exercise of rights or other communication required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express, telecopy (or like transmission) or personal delivery against receipt to the party to whom it is given at such party's address set forth below such party's name on the signature page or such other address as such party may hereafter specify by notice to the other party hereto. Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission or on the next business day when sent by overnight delivery service.

                  Section 9.  Representations.

                  The Company hereby represents and warrants that the execution and delivery of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action of the Company.

                  Section 10.  Amendment.

                  This Employment Agreement may be amended only by a written agreement signed by the parties hereto.

                  Section 11.  Blinding Effect.

                  This Employment Agreement is not assignable by English. None of English's rights under this Employment Agreement shall be subject to any encumbrances or the claims of English's creditors. This Employment Agreement shall be binding upon and inure to the benefit of the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of all or substantially all of the assets of the Company (provided that a successor by way of acquisition of assets shall have undertaken in writing to assume the obligations of the Company hereunder).


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                  Section 12.  Governing Law.

                  This Employment Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions.

                  Section 13.  Severability.

                  If any provision of this Employment Agreement shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Employment Agreement invalid, illegal or unenforceable in any way.

                  Section 14.  Execution in Counterparts.

                  This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same installment.

                  Section 15.  Entire Agreement.

                  This Employment Agreement and the Option Agreement sets forth the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  Section 16.  Titles and Headings.

                  Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any of the provisions of this Employment Agreement.

                  Section 17.  Conflicts of Interest.

                  English specifically covenants, warrants and represents to the Company that he has the full, complete and entire right and authority to enter into this Employment Agreement, that he has no agreement, duty, commitment or responsibility of any kind or nature whatsoever with any corporation, partnership, firm, company, joint venture or other entity or other Person which would conflict in

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any manner whatsoever with any of his duties, obligations or responsibilities to the Company pursuant to this Employment Agreement, that he is not in possession of any document or other tangible property of any other Person of a confidential or proprietary nature which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to the Company pursuant to his Employment Agreement, and that he is fully ready, willing and able to perform each and all of his duties, obligations and responsibilities to the Company pursuant to this Employment Agreement.

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                  IN WITNESS WHEREOF, the undersigned have executed this
Employment Agreement as of the date first written above.


                                            /s/ Kevin English
                                            ------------------------------------
                                            Kevin English

                                            Address:          2 Rector Street
                                                              New York, NY 10006

                                            Telecopy No.:     (212) 271-4005


                                            THE STREET.COM, INC.

                                            By: /s/ James Cramer
                                                --------------------------------

                                            Title: Co-Chairman

                                            Address:          2 Rector Street
                                                              New York, NY 10006

                                            Telecopy No.:     (212) 271-4005

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